Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
of Bazi International, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 30, 2010, covering the consolidated financial statements of Bazi International, Inc. (formerly XELR8 Holdings, Inc.) as of and for the years ended December 31, 2009 and 2008, to be included in this Registration Statement on Form S-1 to be filed with the Commission on or about August 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Eide Bailly LLP
Eide Bailly LLP

Greenwood Village, Colorado
August 31, 2010